Exhibit 10.8

Terms of Executive Officer Bonus Plan

On February 17, 2006, Telik, Inc. (the “Company”), based on the action of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) approved the terms of an Executive Officer Bonus Plan (the “Plan”). The bonuses paid under the Plan are designed to attract, motivate, and retain the Company’s executive officers and are based on the performance of the Company and the individual executive officer, as determined by the Board or the Committee.

The Plan provides for the payment to each executive officer of a bonus ranging from 0% to 150% of such executive officer’s base salary. The amount of each bonus (if any) will be determined by the Board or the Committee based upon the achievement of the Company’s corporate objectives and the executive officer’s achievement of individual goals (if any). The amount will also depend upon the extent to which actual performance meets, exceeds, or falls short of the corporate objectives and any individual goals, and upon the level of the Company’s then current or anticipated cash reserves. The Committee may assign an importance weight to each goal and objective considered, and a performance rating to each such goal and objective. The Board or the Committee may modify the corporate or individual performance goals at any time based upon business changes.

The Plan continues in effect for each fiscal year following its adoption until such time as the Board or the Committee amends, repeals, or replaces the Plan.